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Blue River Bancshares, Inc. Announces Third Quarter and Year-To-Date 2004
Earnings (Unaudited)

November 12, 2004

Blue River Bancshares, Inc. (BRBI) today announced a consolidated net loss of ($92,000) for the quarter ended September 30, 2004, which includes the recognition of pre-merger expenses of $153,000. This net loss compared to a consolidated net income of $42,000 for the same period of 2003. Basic loss per share was ($0.03) for the quarter ended September 30, 2004 compared to $0.02 income per share for the quarter ended September 30, 2003. Weighted average outstanding shares (basic) for the third quarter of 2004 were 3,406,150 compared to 2,406,150 for the third quarter of 2003. The Company previously recorded a valuation allowance against its deferred tax asset in 2002. The Company increased its valuation allowance to offset an increase in deferred tax assets, resulting in no income tax benefit for the quarter ended September 30, 2004.

Interest income for the three months ended September 30, 2004 was $2,625,000 compared to $1,407,000 for the three months ended September 30, 2003. Interest expense increased to $1,057,000 for the period ended September 30, 2004, compared to total interest expense of $581,000 for the same period in 2003. Interest income and interest expense for 2004 includes the Company's subsidiary, Paramount Bank, formerly known as Unified Banking Company, which was acquired during the fourth quarter of 2003.

Net interest income before loan loss provision for the three months ended September 30, 2004 was $1,568,000 as compared to $826,000 for the same period in 2003, or a 90% increase. Non-interest income for the three months ended September 30, 2004 was $285,000 as compared to $178,000 for the same period in 2003, or a 60% increase.

The loan loss provision for the three months ended September 30, 2004, was $78,000 higher than either the first or the second quarter of 2004. This increase reflects management's awareness of a probable credit deterioration, which exceeded our existing reserve allocation for this loan.

Non-interest expense increased to $1,770,000 for the three months ended September 30, 2004 from $901,000 for the same period of 2003. Non-interest income and non-interest expense is also reflective of the addition of Unified Banking Company for 2004.

For the nine-month period ended September 30, 2004, the Company's net consolidated income, after recognizing pre-merger expenses of $153,000, was $78,000 compared to a net consolidated loss of ($32,000) for the same period in 2003. The pre-merger expenses consisted of professional fees incurred in connection with the proposed merger with Heartland Bancshares, Inc. Basic earnings per share was $0.02 for the nine months ended September 30, 2004 compared to ($0.01) loss per share for the nine months ended September 30, 2003. Weighted average outstanding shares (basic) for the first nine months of 2004 were 3,406,150 compared to 2,336,552 for the first nine months of 2003.

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The Company benefited from recognizing required purchase accounting treatment based on the acquisition of Unified Banking Company. The benefit of the accounting treatment resulted in increased income of $244,000 for the nine months ended September 30, 2004. On a consolidated basis, the Company's total assets as of September 30, 2004 were $213,642,000 compared to total assets of $198,810,000 as of December 31, 2003. Gross loans as of September 30, 2004 were $151,964,000 compared to December 31, 2003 gross loans of $128,666,000.

Russell Breeden, III President, Chairman and CEO of Blue River commented, "This was a quarter of improved core banking performance for our company. Net interest income increased $167,000 for the quarter (versus the second quarter), non-interest income increased and non-interest expense was down slightly for the same period."

Mr. Breeden also said "According to Generally Accepted Accounting Principles, we were required to expense, in the third quarter, the pre-merger costs which we incurred during the same period. We are very busy planning our merger with Heartland Bancshares, Inc. and decisions, which we are making today, are made with the consideration and expectation that our regulators and shareholders will approve the merger. Your management continues to believe that this merger will bring significant value to both Blue River and Heartland."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such "will," "would," "should," "could," or "may." These forward-looking statements relate to, among other things, delays in completing the proposed merger, difficulties in achieving cost savings from the proposed merger or in achieving cost savings within the expected timeframe, difficulties in integrating Blue River and Heartland, the approval of the proposed merger with Heartland Bancshares by the applicable regulators and Blue River's and Heartland's shareholders, exceptions of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience. These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are out of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services

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providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission. Blue River undertakes no obligation to revise these statements following the date of this press release.

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders and other interested persons will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Blue River and Heartland, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to the Corporate Secretary of Blue River Bancshares, Inc., at 29 E. Washington Street, P.O. Box 927, Shelbyville, Indiana 46176, or to the Corporate Secretary of Heartland Bancshares, Inc., 420 North Morton Street, Franklin, Indiana 46131.

PARTICIPANTS IN THE PROXY SOLICITATION

The respective directors and executive officers of Blue River and Heartland and other persons may be deemed to be "participants" in the solicitation of proxies in respect of the proposed merger. Information regarding Blue River's and Heartland's directors and executive officers and their respective interests will be available in the joint proxy statement/prospectus to be filed with the SEC.